Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of August 25, 2025 (the “Effective Date”), by and between VenHub Global, Inc., a Delaware corporation (the “Company”), and Shahan Ohanessian (“Executive”).

1. Appointment, Title, and Duties

The Company hereby employs Executive to serve as Chief Executive Officer. Executive shall report to the Board of Directors and shall have the duties, responsibilities, and authority customary for such position in a publicly traded company. Executive shall also report directly to the Chairman of the Board on matters concerning the integrity of the business. The Board may assign additional duties with Executive’s consent, including service with affiliates. Executive shall not be directed to report to any person or group other than the Chairman of the Board of Directors.

2. Term of Agreement and Effective Date

The effective date of this Agreement shall be such date as the Form S-1 as originally filed with the Securities and Exchange Commission (the “SEC”) on July 15, 2025, is deemed effective by the SEC (the “Effective Date”). The initial term of this Agreement shall be thirty-six (36) months from the Effective Date and shall expire on such date. Upon mutual written consent, the term may be extended for an additional thirty-six (36) months.

3. Acceptance of Position

Executive accepts the appointment and agrees to devote substantially all of his business time and efforts to the Company. Executive may serve on the boards of other for-profit or nonprofit entities without Board approval, provided such roles do not interfere with his duties. Compensation derived from such service shall be the sole property of Executive.

4. Compensation and Benefits

a. Base Salary

Executive shall receive a base salary of $1,000,000 per annum, payable in accordance with the Company’s regular payroll schedule. The base salary shall increase automatically by ten percent (10%) annually. Any increase shall automatically amend this Agreement to reflect the new minimum base salary.

b. Annual Equity Grant

Executive shall receive 1,000,000 fully vested shares of common stock annually.

c. Annual Bonus

Executive shall be entitled to an annual cash bonus of $1,850,000, which shall accrue as an obligation of the Company but shall be payable only upon a determination by the Board of Directors that the Company has sufficient surplus cash to make such payment without materially impairing the Company’s liquidity or operations. The Company may, at its discretion, satisfy all or a portion of the annual cash bonus in equity awards valued at fair market value.

Executive agrees that the Company may defer payment of any accrued annual cash bonus if the Board of Directors determines that payment would materially impair the Company’s liquidity. Any deferred amounts shall remain accrued obligations of the Company until paid. Deferred bonuses shall not accrue interest, and payment shall be made one the Company has sufficient surplus cash, as determined by the Board.

d. Geographic Expansion Bonus

Executive shall receive:

●	1,000,000 shares for each U.S. state in which the Company opens or operates stores, awarded annually.

●	2,000,000 shares for each country in which the Company opens or operates stores, awarded annually.

For avoidance of doubt, these share awards are contingent upon the occurrence of the expansion milestones described above and are not guaranteed obligations of the Company absent such milestones. The Company acknowledges that these issuances may result in material dilution to existing shareholders, and such risk will be disclosed in the Company’s public filings.

e. Performance Milestone Equity Awards

Executive shall receive:

●	1,000,000 shares upon every thirty (30) Smart Stores launched or sold.

●	2,000,000 shares upon listing of the Company’s common stock on a national securities exchange.

For avoidance of doubt, these share awards are contingent upon the achievement of the milestones described above and are not guaranteed obligations of the Company absent such milestones. The Company acknowledges that these issuances may result in material dilution to existing shareholders, and such risk will be disclosed in the Company’s public filings.

f.	Expense Allowances

Executive shall receive:

●	$7,500 per month for home office and automobile expenses.

●	$500 per month for phone and connectivity expenses.

●	All reasonable travel expenses, including but not limited to security expenses for all international flights.

5. Defined Terms

Capitalized terms including “Cause,” “Good Reason,” “Change in Control,” “Disabled,” “Affiliate,” “Related Person,” and “Beneficial Owner” shall have the meanings as defined in Exhibit A to this Agreement, which is incorporated by reference and enforceable.

6. Termination and Severance

a. Termination Without Cause or With Good Reason

If Executive is terminated without Cause or resigns with Good Reason, Executive shall receive:

●	A lump-sum severance equal to the greater of (i) twenty-four (24) months of total compensation, or (ii) the remaining contract value.

●	1,000,000 shares of common stock.

●	Continuation of Company-paid health and dental benefits through the term or equivalent cash.

●	A 12-month paid advisory role at $25,000 per month.

b. Change in Control

If Executive is terminated within twenty-four (24) months of a Change in Control, Executive shall receive:

●	Immediate vesting of 200% of all unvested equity.

●	A lump-sum payment equal to the greater of (i) twenty-four (24) months of total compensation, or (ii) the balance of the contract.

●	A $25,000,000 sale bonus.

●	A severance multiplier of 3x the highest annual bonus received in the previous three years.

c. Death or Disability

In the event of Executive’s death or disability:

●	Immediate acceleration of all unvested equity.

●	A cash payment equal to 2x base salary, paid to Executive or the estate.

d. COBRA and Benefits

All post-termination COBRA health coverage will be paid by the Company, or the Company will issue a cash equivalent if unavailable.

e. Timing of Payments

All payments under this section shall be made within 30 days of termination or Change in Control.

f. Excise Tax Gross-Up

In the event of any excise tax under Section 4999 of the Internal Revenue Code, Executive shall receive a gross-up payment sufficient to make Executive whole. Determination shall be made by the Company’s independent auditors. Any overpayments or underpayments shall be corrected with interest.

7. Non-Competition and Non-Solicitation

Executive agrees not to compete with the Company for:

●	12 months if terminated without Cause or with Good Reason.

●	18 months if terminated for Cause or resignation without Good Reason.

Executive shall not solicit or transact with Company clients, partners, or employees during this period. Passive investment in publicly traded competitors is permitted.

8. Indemnification

The Company shall indemnify Executive to the fullest extent permitted by law. The Company shall maintain Directors & Officers insurance naming Executive as an insured and advance legal defense expenses where applicable.

9. Legal Fees and Enforcement

In any legal action related to this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs.

10. Notices

All notices under this Agreement shall be in writing and delivered by certified mail or overnight courier to the addresses listed below or as otherwise updated in writing.

11. Construction and Interpretation

If any term is found unenforceable, the remainder shall remain in full force. This Agreement shall comply with all laws, including Sarbanes-Oxley.

12. Headings

Section titles are for reference only and do not affect interpretation.

13. Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, and any disputes shall be resolved exclusively in Nevada courts. The parties waive the right to trial by jury.

14. Entire Agreement

This Agreement constitutes the entire understanding between the parties and supersedes all prior discussions and agreements, oral or written.

15. Additional Provisions

a. Board Seat Guarantee – Executive shall maintain a voting seat on the Board during the term.

b. No Dilution Clause – Executive shall not be diluted below agreed equity thresholds without compensation.

c. IP Ownership – Executive retains all intellectual property created prior to this Agreement.

d. Termination Approval – Executive may not be terminated without Cause unless approved by a supermajority (75%) of the Board.

e. Clawback Policy – Executive is subject to Company clawback rules consistent with SEC and Nasdaq regulations.

f. Successor Clause – This Agreement shall be binding on all successors and assigns.

g. 409A Compliance – This Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code.

[The remainder of this page is intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereto.

VENHUB GLOBAL, INC.

By:	/s/ Shoushana Ohanessian
Name:	Shoushana Ohanessian
Title:	President
Date:	August 25, 2025

EXECUTIVE

By:	/s/ Shahan Ohanessian
Name:	Shahan Ohanessian
Title:	Chief Executive Officer
Date:	August 25, 2025